Exhibit 4(rr)

FIRST AMENDMENT TO TERM LOAN AGREEMENT

THIS FIRST AMENDMENT TO TERM LOAN AGREEMENT (this “Amendment”) dated as of May 7, 2009, by and among WASHINGTON REAL ESTATE INVESTMENT TRUST (the “Borrower”), each of the financial institutions a signatory thereto together with their assignees under Section 13.7. (the “Lenders”) and WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Agent”).

WHEREAS, the Borrower, the Lenders and the Agent have entered into that certain Term Loan Agreement dated as of February 21, 2008, as modified by the Modification Agreement, dated as of May 6, 2008 between the Borrower and Wells Fargo Bank, National Association, as the sole Lender (as amended, supplemented, restated, or otherwise modified from time to time, the “Loan Agreement”);

WHEREAS, the Borrower, the Lenders party hereto and the Agent desire to amend the Loan Agreement to amend certain provisions of the Loan Agreement on the terms and conditions contained herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

Section 1. Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the respective meanings given such terms in the Loan Agreement.

Section 2. Specific Amendments to Loan Agreement. The parties hereto agree that the Loan Agreement is amended as follows:

(a) The Loan Agreement is amended by restating the definitions of “Applicable Margin”, “Interest Period”, “LIBOR”, “Post-Default Rate” and “Termination Date” set forth in Section 1.1 of the Loan Agreement in their entireties as follows:

“Applicable Margin” means (a) for the period from the Agreement Date up to but excluding the First Amendment Effective Date, (i) 1.50% with respect to LIBOR Loans and (ii) 0.0% with respect to Base Rate Loans and (b) for the period from the First Amendment Effective Date and thereafter, 2.75%.

“Interest Period” means (a) for the period from the Agreement Date up to but excluding the First Amendment Effective Date, with respect to any LIBOR Loan, each period commencing on the date such LIBOR Loan is made or the last day of the next preceding Interest Period for such Loan and ending on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, as the Borrower may select in a Notice of Continuation or Notice of Conversion, as the case may be, except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month, and (b) for the period from the First Amendment Effective Date and thereafter, with respect to any LIBOR Loan, each period of one month commencing on the first Business Day of a calendar month and ending on the date immediately preceding the first Business Day of the next calendar month.

Notwithstanding the foregoing: (a) if any Interest Period would otherwise end after the Termination Date, such Interest Period shall end on the Termination Date and (b) notwithstanding the immediately preceding clause (a), no Interest Period of a LIBOR Loan shall have a duration of less than one month and, if the Interest Period for any Loan would otherwise be a shorter period, such Loan shall not be available hereunder for such period.

“LIBOR” means, for any LIBOR Loan for any Interest Period therefor, the average rate of interest per annum at which deposits in immediately available funds in Dollars are offered to the Agent (at approximately 11:00 a.m. Eastern time, two Business Days prior to the first day of such Interest Period) by first class banks in the interbank Eurodollar market where the Eurodollar operations of the Agent are customarily conducted, for delivery on the first day of such Interest Period, such deposits being for a period of time equal or comparable to such Interest Period and in an amount equal to or comparable to the principal amount of the LIBOR Loan to which such Interest Period relates. Each determination of LIBOR by the Agent shall, in absence of demonstrable error, be conclusive and binding. Notwithstanding the foregoing, if at any time the Borrower does not maintain interest rate cap, swap or collar agreements or other agreements or arrangements to provide protection against fluctuations in interest (an “Interest Rate Protection Mechanism”) as to a notional amount equal to at least 100% of the outstanding principal balance of the Loans (which Interest Rate Protection Mechanism shall be on terms, for periods and with counterparties reasonably acceptable to Agent), then LIBOR for a portion of the Loans equal to the total principal balance of the Loans in excess of the notional amount of such Interest Rate Protection Mechanism shall not, in any event, be less than one and three-quarters of one percent (1.75%). Further, for any period during which the Borrower does maintain an Interest Rate Protection Mechanism as to a notional amount equal to at least 100% of the outstanding principal balance of the Loans, provided that the floating rate under such Interest Rate Protection Mechanism is determined by reference to LIBOR and that the initial counterparty under such Interest Rate Protection Mechanism is the Agent or an Affiliate of the Agent, then notwithstanding the first sentence of this definition, LIBOR for any Interest Period shall have the same meaning given to the term LIBOR for the same period pursuant to such Interest Rate Protection Mechanism.

“Post-Default Rate” means, in respect of the principal of any Loan or any other Obligation that is not paid when due (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise), a rate per annum equal to the rate of interest then in effect plus three percent (3.0%).

“Termination Date” means November 1, 2011.

(b) The Loan Agreement is further amended by adding the following definitions of “First Amendment Effective Date”, “Replacement Rate” and “Replacement Rate Loan” in the proper alphabetical sequence in Section 1.1 of the Loan Agreement:

“First Amendment Effective Date” means May 7, 2009.

“Replacement Rate” means the per annum rate of interest equal to the Federal Funds Rate plus one and one-half of one percent (1.50%) plus the Applicable Margin. Notwithstanding the foregoing, if at any time the Borrower does not maintain an Interest Rate Protection Mechanism as to a notional amount equal to at least 100% of the outstanding principal balance of the Loans (which Interest Rate Protection Mechanism shall be on terms, for periods and with counterparties reasonably acceptable to Agent), then the Replacement Rate for a portion of the Loans equal to the total principal balance of the Loans in excess of the notional amount of such Interest Rate Protection Mechanism shall not, in any event, be less than four and three-quarters of one percent (4.75%).

“Replacement Rate Loan” means a Loan bearing interest at the Replacement Rate.

(c) The Loan Agreement is further amended by restating Section 2.2.(a) of the Loan Agreement in its entirety as follows:

(a) Rates. The Borrower promises to pay to the Agent for the account of each Lender interest on the unpaid principal amount of the Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:

(i) for the period from the Agreement Date up to but excluding the First Amendment Effective Date, with respect to any portion of such Loan that is a Base Rate Loan, at the Base Rate (as in effect from time to time), plus the Applicable Margin for Base Rate Loans; and with respect to any portion of such Loan that is a LIBOR Loan, at LIBOR for such Loan for the Interest Period therefor, plus the Applicable Margin for LIBOR Loans; and

(ii) for the period from the First Amendment Effective Date and thereafter, at LIBOR for the Interest Period, plus the Applicable Margin; provided, that if any Lender’s Loans, or all Lenders’ Loans, are converted into Replacement Rate Loans by reason of the circumstances specified in Sections 5.1.(b), 5.2., or 5.3., then such Lender’s Loans, or all Lender’s Loans, as the case may be, shall bear interest at the per annum rate equal to the Replacement Rate, which Replacement Rate shall become effective in accordance with the provisions of 5.2. and 5.5, as applicable, or on such date as the Agent may specify to the Borrower. So long as LIBOR is available and the Lenders have not suspended or ceased to continue LIBOR Loans in accordance with Article V., on the last day of each Interest Period such Loan shall automatically continue as a LIBOR Loan for one additional Interest Period, in which case the per annum rate will be LIBOR for such new Interest Period, plus the Applicable Margin.

Notwithstanding the foregoing, during the continuance of an Event of Default, the Borrower shall pay to the Agent for the account of each Lender interest at the Post-Default Rate on the outstanding principal amount of the Loan made by such Lender and on any other amount payable by the Borrower hereunder or under the Note held by such Lender to or for the account of such Lender (including without limitation, accrued and due but unpaid interest to the extent permitted under Applicable Law).

(d) The Loan Agreement is further amended by restating Section 2.5.(a) of the Loan Agreement in its entirety as follows:

(a) Optional. Subject to Section 3.6.(b) and Section 5.4., the Borrower may prepay the Loans, in whole or in part, at any time without premium or penalty. The Borrower shall give the Agent at least 3 Business Days prior written notice of the prepayment of any Loan.

(e) The Loan Agreement is further amended by restating Sections 2.7. and 2.8. of the Loan Agreement in their entireties as follows:

Section 2.7. Reserved.

Section 2.8. Reserved.

(f) The Loan Agreement is further amended by restating Section 3.5.(a) of the Loan Agreement in its entirety as follows:

(a) Reserved.

(g) The Loan Agreement is further amended by restating Section 3.6.(b) of the Loan Agreement in its entirety as follows:

(b) Prepayment Fee. If LIBOR Loans are prepaid on or before November 30, 2010, the Borrower shall pay to the Agent for the benefit of each Lender, a prepayment fee equal to one percent (1.00%) times the amount of such prepayment. If LIBOR Loans are prepaid after November 30, 2010 but on or before May 31, 2011, the Borrower shall pay to the Agent for the benefit of each Lender, a prepayment fee equal to one-quarter of one percent (0.25%) times the amount of such prepayment. No prepayment fee shall be due with respect to any LIBOR Loans that are prepaid after May 31, 2011, and no prepayment fee shall to applicable to any prepayment of a Replacement Rate Loan.

(h) The Loan Agreement is further amended by restating Section 5.1.(b) of the Loan Agreement in its entirety as follows:

(b) Lender’s Suspension of LIBOR Loans. Without limiting the effect of the provisions of the immediately preceding subsection (a), if by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Agent), the obligation of such Lender to continue any Loan as a LIBOR Loan hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 5.5. shall apply).

(i) The Loan Agreement is further amended by restating Sections 5.2., 5.3., 5.4. and 5.5. of the Loan Agreement in their entireties as follows:

Section 5.2. Suspension of LIBOR Loans.

Anything herein to the contrary notwithstanding, if, on or prior to the determination of LIBOR for any Interest Period:

(a) the Agent reasonably determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of LIBOR are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Loans as provided herein or is otherwise unable to determine LIBOR, or

(b) the Agent reasonably determines (which determination shall be conclusive) that the relevant rates of interest referred to in the definition of LIBOR upon the basis of which the rate of interest for LIBOR Loans for such Interest Period is to be determined are not likely to adequately cover the cost to any Lender of maintaining LIBOR Loans for such Interest Period;

then the Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to, and shall not, continue LIBOR Loans after the last day of each current Interest Period for each outstanding LIBOR Loan, and such Loan shall convert into a Replacement Rate Loan. If the Agent gives notice to the Borrower (with a copy to each Lender) that such conditions no longer remain in effect (which the Agent agrees to do promptly upon such conditions ceasing to be in effect), then, subject to Sections 5.1. and 5.3., the Lenders’ Replacement Rate Loans shall be automatically converted to LIBOR Loans on the first day of the next succeeding Interest Period.

Section 5.3. Illegality.

Notwithstanding any other provision of this Agreement, if any Lender shall determine (which determination shall be conclusive and binding) that it is unlawful for such Lender to honor its obligation to maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy of such notice to the Agent) and such Lender’s obligation to continue LIBOR Loans shall be suspended until such time as such Lender may again maintain LIBOR Loans (in which case the provisions of Section 5.5. shall be applicable).

Section 5.4. Compensation.

The Borrower shall pay to the Agent for the account of each Lender, upon the request of the Agent, such amount or amounts as the Agent shall determine in its sole discretion shall be sufficient to compensate each Lender for any loss, cost or expense attributable to any payment or prepayment (whether mandatory or optional) of a LIBOR Loan for any reason (including, without limitation, acceleration) or to any conversion of a LIBOR Loan to a Replacement Rate Loan on a date other than the last day of the Interest Period for such Loan.

Such compensation shall include, without limitation; in the case of a LIBOR Loan, an amount equal to the then present value of (i) the amount of interest that would have accrued on such LIBOR Loan for the remainder of the Interest Period at the rate applicable to such LIBOR Loan, less (ii) the amount of interest that would accrue on the same LIBOR Loan for the same period if LIBOR were set on the date on which such LIBOR Loan was repaid, prepaid or converted, as applicable, calculating present value by using as a discount rate LIBOR quoted on such date. Upon the Borrower’s request the Agent shall provide the Borrower with a statement setting forth the basis for requesting compensation under this Section and the method for determining the amount thereof. Any such statement shall be conclusive absent manifest error.

Section 5.5. Treatment of Affected Loans.

If the obligation of any Lender to continue LIBOR Loans shall be suspended pursuant to Section 5.1.(b) or Section 5.3., then such Lender’s LIBOR Loans shall be automatically converted into Replacement Rate Loans on the first Business Day of the calendar month following the last day of the then current Interest Period for such Lender’s LIBOR Loans (or in the case of a conversion to Replacement Rate Loans required by Section 5.1.(b) or Section 5.3., on such earlier date as such Lender may specify by notice to the Borrower with a copy to the Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 5.1. or Section 5.3. that gave rise to such conversion no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist):

(a) to the extent that such Lender’s LIBOR Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Replacement Rate Loans; and

(b) all or any portion of such Lender’s Loans that would otherwise be continued by such Lender as LIBOR Loans shall be continued instead as Replacement Rate Loans.

If a Lender gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 5.1. or 5.3. that gave rise to the conversion of such Lender’s LIBOR Loans pursuant to this Section no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist), then such Lender’s Replacement Rate Loans shall be automatically converted to LIBOR Loans on the first day of the next succeeding Interest Period.

(j) The Loan Agreement is further amended by restating Section 8.14 of the Loan Agreement in its entirety as follows:

Section 8.14. Reserved.

Section 3. Conditions Precedent. The effectiveness of this Amendment is subject to the following conditions precedent:

(a) The Agent shall have received each of the following, each in form and substance satisfactory to the Agent:

(i) a counterpart of this Amendment duly executed by the Borrower and the Requisite Lenders;

(ii) the Reaffirmation of Obligations attached to this Amendment duly executed by each existing Guarantor;

(iii) evidence that the Modification Fee set forth in Section 7 of this Amendment and all fees, costs and expenses of the Agent, including without limitation the fees set forth in Section 8 hereof and of Agent’s counsel, incurred in connection with the negotiation, documentation and closing of this Amendment and the related documents and agreements have been paid;

(iv) a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Person authorized to execute and deliver the Loan Documents to which such Person is a party; and

(v) such other documents, instruments and agreements as the Agent may reasonably request.

(b) In the good faith of the Agent, as of the Business Day on which all of the conditions precedent set forth in Section 3(a) above have been satisfied:

(i) There shall not have occurred or become known to the Agent or any of the Lenders any event, condition, situation or status since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts most recently delivered to the Agent and the Lenders concerning the Borrower and its Subsidiaries that has had or could reasonably be expected to result in a Material Adverse Effect.

(ii) There shall not have occurred any material adverse change in governmental regulation or policy that adversely affects the Agent, Lenders, the Borrower, the Borrower’s Subsidiaries, or any other Loan Parties.

Section 4. Representations. The Borrower represents and warrants to the Agent and the Lenders that:

(a) Authorization. The Borrower and each other Loan Party each has the right and power, and has taken all necessary action to authorize the execution and delivery of this Amendment and to perform its obligations thereunder and under the Loan Agreement, as amended by this Amendment, in accordance with their respective terms. This Amendment has been duly executed and delivered by a duly authorized officer of the Borrower and both this Amendment and the Loan Agreement, as amended by this Amendment, is a legal, valid and binding obligation of the Borrower and each other Loan Party enforceable against such Person in accordance with its respective terms except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors rights generally.

(b) Compliance with Laws, etc. The execution, delivery and performance of this Amendment and the other Loan Documents to which any Loan Party is a party do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval or violate any Applicable Law relating to any Loan Party or any Subsidiary; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of any Loan Party or any other Subsidiary, or any indenture, agreement or other instrument to which any Loan Party or any Subsidiary is a party or by which it or any of its properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Loan Party or any other Subsidiary other than in favor of the Agent for the benefit of the Lenders.

(c) No Default. No Default or Event of Default has occurred and is continuing as of the date hereof nor will exist immediately after giving effect to this Amendment.

Section 5. Reaffirmation of Representations. The Borrower hereby represents, repeats and reaffirms all representations and warranties made by the Borrower to the Agent and the Lenders in the Loan Agreement and the other Loan Documents to which the Borrower is a party on and as of the date hereof with the same force and effect as if such representations and warranties were set forth in this Amendment in full except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties were true and accurate on and as of such earlier date).

Section 6. Certain References. Each reference to the Loan Agreement in any of the Loan Documents shall be deemed to be a reference to the Loan Agreement as amended by this Amendment.

Section 7. Modification Fee. In consideration of the Lenders amending the Loan Agreement as provided herein, each Borrower jointly and severally agrees to pay to the Agent for the account of each Lender approving this Amendment (which approval is evidenced by its signature below) a modification fee in an amount equal to one-half of one percent (0.50%) of such Lender’s Commitment.

Section 8. Expenses. The Borrower hereby agrees to reimburse the Agent upon demand for all costs and expenses (including attorneys’ fees) incurred by the Agent in connection with the preparation, negotiation and execution of this Amendment and the other agreements and documents executed and delivered in connection herewith.

Section 9. Benefits. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 10. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH COMMONWEALTH.

Section 11. Effect. Except as expressly herein amended, the terms and conditions of the Loan Agreement and the other Loan Documents remain in full force and effect. The amendments contained herein shall be deemed to have prospective application only, unless otherwise specifically stated herein.

Section 12. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and shall be binding upon all parties, their successors and assigns.

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IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Term Loan Agreement to be executed as of the date first above written.

BORROWER:

WASHINGTON REAL ESTATE INVESTMENT TRUST

By:
	Name:	William T. Camp
	Title:	Chief Financial Officer

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[Signature Page to First Amendment to Term Loan Agreement

with Washington Real Estate Investment Trust]

AGENT AND SOLE LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent, Swingline Lender and as a Lender

By:
	Name:	Joseph L. Carter III
	Title:	Senior Vice President

REAFFIRMATION OF OBLIGATIONS

Each of the undersigned (each a “Guarantor” and collectively the “Guarantors”) hereby (a) reaffirms its continuing obligations owing under the Guaranty dated as of February 21, 2008, executed and delivered by the Guarantors (the “Guaranty”) and (b) agrees that the First Amendment to Term Loan Agreement dated the date hereof (the “Amendment”) amending the Term Loan Agreement dated as of February 21, 2008 by and among Washington Real Estate Investment Trust, the financial institutions signatory thereto (the “Lenders”), Wells Fargo Bank, National Association, as Agent (the “Agent”) and the other parties thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), and the transactions contemplated by the Amendment, do not in any way affect the validity and enforceability of the Guaranty, or reduce, impair or discharge the obligations of such Guarantor thereunder.

Each of the Guarantors represents and warrants to the Agent and the Lenders that the execution, delivery, and performance of this Reaffirmation of Obligations has been authorized by all requisite action on the part of such Guarantor and will not violate such Guarantor’s organizational or governing document.

Each of the Guarantors further agrees that references to the Loan Agreement contained in any Loan Document (as defined in the Loan Agreement) shall be deemed to be references to the Loan Agreement, as amended by the Amendment.

This Reaffirmation of Obligations shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of Maryland applicable to contracts executed, and to be fully performed, in such state.

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IN WITNESS WHEREOF, each of the undersigned have duly executed and delivered this Reaffirmation of Obligations as of May 7, 2009.

CASCADE/MARYLAND PROPERTIES LLC

DALTON VENTURES LLC

SGPC, LLC

WRIT 15005 SG, LLC

WRIT BELTWAY 50, LLC

WRIT DULLES STATION, LLC

WRIT FREDERICK CROSSING LAND, LLC

WRIT FREDERICK CROSSING LEASE, LLC

WRIT INVESTMENT NINE, LLC

WRIT INVESTMENT TEN, LLC

WRIT INVESTMENT THIRTEEN, LLC

WRIT PROSPERITY HOLDINGS, LLC

WRIT SGMB, LLC

WRIT SGMB II, LLC

WRIT 2440 M, LLC

MORF 6 LLC

WRIT-SPECTRUM, LLC

FR/CAL COLUMBIA PARK, LLC

By:	Washington Real Estate Investment Trust, as sole member

By:
		Name:	William T. Camp
		Title:	Chief Financial Officer

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WRIT LIMITED PARTNERSHIP
By:	Washington Real Estate Investment Trust, as sole general partner

WRIT-NVIP, L.L.C.
By:	Washington Real Estate Investment Trust, as managing member

SGMB LIMITED PARTNERSHIP
By:	WRIT SGMB, LLC, as sole general partner
	By:	Washington Real Estate Investment Trust, as sole member of WRIT SGMB, LLC

WRIT BELTWAY 50 LIMITED PARTNERSHIP, LLLP
By:	WRIT Beltway 50, LLC, as sole general partner
	By:	Washington Real Estate Investment Trust, as sole member of WRIT Beltway 50, LLC

M.O.R.F III ASSOCIATES LIMITED PARTNERSHIP
By:	WRIT-Spectrum, LLC, as sole general partner
	By:	Washington Real Estate Investment Trust, as sole member of WRIT Beltway 50, LLC

By:
	Name:	William T. Camp
	Title:	Chief Financial Officer

REAL ESTATE MANAGEMENT, INC. WASHINGTON PARKING, INC. WASHINGTON METRO, INC.

By:
	Name:	George F. McKenzie
	Title:	President